MANAGEMENT AND INVESTMENT
                            ADVISORY AGREEMENT


          AGREEMENT dated as of the _____ day of _________, 1998, between AMERICAN FIDELITY ASSURANCE COMPANY, an insurance corporation organized under the laws of the State of Oklahoma and having its principal place of business in Oklahoma City, Oklahoma (the "Manager"), and AMERICAN FIDELITY DUAL STRATEGY FUND, INC., a Maryland corporation, having its principal place of business in Oklahoma City, Oklahoma (the "Fund").

          WHEREAS, the Fund proposes to engage in business as an open-end management investment company and has applied for registration under the Investment Company Act of 1940;

          WHEREAS, the Manager proposes to engage in the business of acting as manager and investment adviser for one or more investment companies;

          WHEREAS, the Fund desires to retain the Manager to render such services in the manner and on the terms and conditions hereinafter set forth; and

          WHEREAS, the Manager desires to perform such services in the manner and on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, this Agreement

                           W I T N E S S E T H:

          In consideration of the foregoing and of the mutual covenants hereinafter contained, it is agreed as follows:

          1. The Fund hereby employs the Manager to provide investment advisory, statistical and research facilities and services, to supervise the composition of the Fund's portfolio and to determine the nature and timing of changes therein and the manner of effectuating such changes, subject to supervision of the Fund's Board of Directors and for the period and on the terms set forth in this agreement. The Manager hereby accepts such employment and agrees to render the services and to assume the obligations herein set forth, for the compensation herein provided.

          2.   The Manager shall:

               (a) Furnish to the Fund research and statistical and other factual information and reports with respect to securities held by the Fund or which the Fund might purchase. It will also furnish to the Fund such information as may be appropriate concerning developments which may affect issuers of securities held by the Fund or which the Fund might purchase or the business in which such issuers may be engage. Such statistical and other factual information and reports shall include information and reports on industries, business, corporations and all types of securities, whether or not the Fund has at any time any holdings in such industries, business, corporations or securities. The Manager reserves the right, in its discretion, to purchase statistical information and other services from other sources, including affiliated persons of the Manager.

               (b)  Furnish to the Fund, from time to time,
                    advice, information and recommendations with respect to the acquisition, holding, or disposal by the Fund of securities.

               (c)  Furnish to the Fund necessary assistance in:

                    (i)   The preparation of all reports now or
                          hereafter required by Federal or other
                          laws.

                    (ii)  The preparation of prospectuses,
                          registration statements and amendments
                          thereto that may be required by Federal
                          or other laws of by the rules or
                          regulations of any duly authorized
                          commission or administrative body.

               (d) Furnish to the Fund at the Manager's expense, office space in the offices of the Manger or in such other place or places as may be agreed upon from time to time, and all necessary office facilities, business equipment, supplies, utilities and telephone service for managing the affairs and investments and keeping the general accounts of the Fund (exclusive of the necessary records of any dividend disbursing agent, transfer agent, registrar or custodian). Manager shall compensate all personnel, officers, and directors of the Fund if such persons are also employees of the Manager or its affiliates. The Manager agrees to pay those legal and other expenses, incident to organization of the Fund and to registration with Federal and state authorities of the initial offering of the Fund's shares. Registration fees and legal and accounting expenses incurred in connection with subsequent Federal and other registrations of Fund shares and all amendments and supplements to the initial registration of Fund shares shall be paid by the Fund and all other costs and expenses incurred in such connection shall be paid by the Manager.

               (e)  Provide and maintain a bond issued by a
                    reputable insurance company authorized to do business in the place where the bond is issued, against larceny and embezzlement covering each offer and employee of the Fund, who may singly or jointly with others have access to securities of the Fund, with direct or indirect authority to draw upon such funds or to direct generally the disposition of such funds. The bond shall be in such reasonable amount as a majority of the Board of Directors of the Fund who are not officers or employees of the Fund shall determine with due consideration to the aggregate assets of the Fund to which any such officer or employee may have access.

          3. In connection with the management of the investment and reinvestment of the assets of the Fund, the Manager acting by its own officers, directors or employees or by duly authorized subcontractor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for the Fund. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Fund and its shareholders, the Manager shall have the right, subject to the control of the Board of Directors, to follow a policy of selecting brokers and dealers who furnish statistical, research and other services to the Fund or to the Manager.

          4. For the services to be rendered and the charges and expenses assumed and to be paid by the Manager, the Fund shall pay the Manager as a basic advisory and service fee as soon as practical after the last day of each week and at the close of each calendar week an amount equal to .0013698% (.50% on an annual basis) of the current value of the Fund for each day of the valuation period for investment services.

          5. The Fund shall cause its books and accounts to be audited at least once each year by a reputable, independent public accountant or organization of public accountants who shall render a report to the Fund.

          6. This Agreement shall continue in full force and effect from year to year, provided that it shall not continue for more than two years from the date hereof unless such continuance is specifically approved, at least annually by the Board of Directors of the Fund, which affirmative vote shall include a majority of the members of the Board of Directors of the Fund who are not interested persons of the Manager or of the Fund. "Interested Persons" are those persons defined in Section 2(a)(19) of the Investment Company Act of 1940.

          7. This Agreement shall automatically terminate in the event of its assignment, within the meaning of the Investment Company Act of 1940, as amended, unless an order of the Securities and Exchange Commission is issued exempting such assignment. This Agreement may be terminated at any time, on 60 days' written notice to the Manager, without payment of any penalty, by the Board of Directors of the Fund or by shareholders casting a majority of the votes which may be cast by all shareholders. This Agreement may not be terminated by the Manager without the approval of a new investment advisory agreement by the shareholders casting a majority of the votes which may be cast by all shareholders.

          8. This Agreement may be amended at any time by mutual consent of the parties provided that such consent on the part of the Fund shall have been approved by the shareholders casting a majority of the votes which may be cast by all shareholders.

          9. No provision of this Agreement shall be deemed to protect the Manager against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. Nor shall any provision hereof be deemed to protect any director or officer of the Fund against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his or her duties or the reckless disregard of his or her obligations. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


AMERICAN FIDELITY DUAL
STRATEGY FUND, INC.


By
  John W. Rex, President

AMERICAN FIDELITY ASSURANCE
COMPANY


By
  John W. Rex, President